UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2016

AQUARIUS CANNABIS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-200932	47-1273086
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

515 South Flower Street, 36th Floor

Los Angeles, CA 90071

 (Address of Principal Executive Office) (Zip Code)

(888) 317-0460

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

On March 24, 2015, Aquarius PR LLC, a wholly-owned, Puerto Rican subsidiary of Aquarius Cannabis Inc. (“Aquarius”) entered into a binding Memorandum of Understanding (the “MOU”) with the entities which comprise the California medical marijuana business known as SpeedWeed (“SpeedWeed”), a Los Angeles area based retail delivery service providing medical marijuana access to over 25,000 patients.

Pursuant to the MOU, Aquarius will acquire the rights, title and interest in all business assets owned by SpeedWeed and its principals in connection with the SpeedWeed business. This includes the trade name “SpeedWeed,” including any claims to common law trademarks, active, abandoned or denied; all future revenue from the trade name SpeedWeed; SpeedWeed’s proprietary software platform; all data held in that platform; all vendor/supplier relationships of SpeedWeed; as well as all intellectual property, documents, records, domains and hard assets in connection with operating the SpeedWeed delivery service. Aquarius will not assume any liabilities for the SpeedWeed business or its entities prior to closing.

In exchange for the above, SpeedWeed and its owners will receive, at closing, proportionally to their ownership percentage: (i) 16 million shares of common stock in Aquarius; (ii) 3 million warrants to purchase common stock at $0.90 per share, with a 5-year expiration date from the date of closing: and (iii) an additional 3 million warrants, with the same terms, if and when Aquarius closes a deal(s) totaling $10M or more, for the sale of data gathered by the SpeedWeed platform.

Upon closing of the transaction, SpeedWeed co-founder and Chief Executive Officer, , AJ Gentile, will assume the role of Vice Chairman of the Board of Directors and Chief Technology Officer of Aquarius. Jennifer Gentile, SpeedWeed Chief Marketing Officer, will join Aquarius as the Chief Creative Officer, and Eugene Gentile, Co-Founder of SpeedWeed, will become Vice President of Business Development.

Additional terms of the MOU include the intention to (i) establish two additional independent members of the Board of Directors and (ii) cancel Class A and Class B Preferred stock of Aquarius Cannabis, Inc.

Aquarius and SpeedWeed have engaged counsel to draft final, definitive agreements (the “Agreements”) governing the transaction.

The execution of the Agreements will be conditioned upon final due diligence by both companies, including but not limited to receipt by Aquarius of a PCAOB audit of 2014 and 2015 financial statements for SpeedWeed’s three operating entities, and the execution of three (3) year employment agreements between Aquarius and certain principals of SpeedWeed, subject to approval by the Board of Directors of Aquarius.  There can be no guarantees that the parties will enter into a definitive agreement or that the conditions to such proposed agreement will be satisfied such that the transaction will close.

The foregoing description of the terms of the binding MOU is qualified in its entirety by reference to the provisions of the MOU as included as an attachment to this Current Report on Form 8-K.

On March 31, 2016, the Company issued a press release announcing the Binding Memorandum of Understanding By and Between Aquarius PR LLC, a wholly-owned, Puerto Rican subsidiary of Aquarius Cannabis Inc., and the California medical marijuana business known as SpeedWeed, a copy of which is attached to this Report as Exhibit 10.1.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1

Binding Memorandum of Understanding By and Between Aquarius PR LLC, a wholly owned, Puerto Rican subsidiary of Aquarius Cannabis, Inc., and the California medical marijuana business known as SpeedWeed, dated March 24, 2016

Exhibit 99.1	Press Release dated March 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUARIUS CANNABIS, INC.

Date: March 31, 2016	By:	/s/ Michael Davis Lawyer
Michael Davis Lawyer
President, Chief Executive Officer